U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

         DYNE                        MARK
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        (Last)                      (First)             (Middle)

        C/O EUROCAPITAL ADVISORS, LLC., 21900 BURBANK BOULEVARD, SUITE 270
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                                    (Street)

        WOODLAND HILLS                 CA                 91367
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        (City)                       (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

        TAG-IT PACIFIC, INC. (AMEX: "TAG")
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

        JANUARY 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

          CHAIRMAN OF THE BOARD OF DIRECTORS
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7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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COMMON STOCK, PAR VALUE               1-7-02         P               166,666      A     $2.71    628,067         D
$0.001 PER SHARE
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form of
                    2.                                                                                    Deriv-    Deriv-
                    Conver-                    5.                              7.                         ative     ative    11.
                    sion                       Number of                       Title and Amount           Secur-    Secur-   Nature
                    or                         Derivative    6.                of Underlying     8.       ities     ities    of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     Benefi-  In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  cially   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     Owned    Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    at End   ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        of       Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     Month    ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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WARRANTS            (1)      1-7-02    P        41,667       1-7-02   1-7-06   COMMON    41,667  $0.20    41,667     D
                                                                               STOCK
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WARRANTS            (2)      1-7-02    P        41,667       1-7-02   1-7-06   COMMON    41,667  $0.09    41,667     D
                                                                               STOCK
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====================================================================================================================================

Explanation of Responses:

(1) The exercise price of these warrants is $4.34 plus an upward adjustment of 25% of the amount, if any, that the market price of the Company's common stock on the exercise date exceeds $4.34, up to a maximum of $5.25.

(2) The exercise price of these warrants is $4.73 plus an upward adjustment of 25% of the amount, if any, that the market price of the Company's common stock on the exercise date exceeds $4.73, up to a maximum of $5.25.


        /S/ MARK DYNE                                           2/8/02
---------------------------------------------            ----------------------
      **Signature of Reporting Person                             Date


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
    * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
    ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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